Exhibit 99.1

IDT CORPORATION STOCKHOLDERS APPROVE
CONSOLIDATION OF SHARE CLASSES

Newark, N.J. – April 4, 2011:   IDT Corporation today announced that, at a Special Meeting of Stockholders, its stockholders approved an amendment to its certificate of incorporation automatically converting and reclassifying each outstanding share of its Common Stock (NYSE: IDT.C) into one share of its Class B Common Stock (NYSE: IDT).

In connection with the amendment, the Company  also said it will delist its Common Stock from the New York Stock Exchange (NYSE) and deregister and suspend its reporting obligations with respect to its Common Stock under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

IDT Corporation’s Class B Common Stock will remain listed on the NYSE under the same “IDT” ticker symbol and will be the Company’s only publicly traded stock.  By virtue of the ownership and NYSE-listing of its Class B Common Stock, the Company will remain subject to the reporting obligations under the Exchange Act.

This move simplifies our capital structure,” said Howard Jonas, Chairman and Chief Executive Officer of IDT.  “It is one of a series of steps we are taking to make IDT a more transparent and easily understood company.”

IDT Corporation has provided written notice to the NYSE of its intention to delist its Common Stock, and requested that the NYSE submit the related Form 25 to the Securities and Exchange Commission (SEC).   Trading of the Common Stock on the NYSE will be suspended as of the opening of trading on April 5, 2011 and the Company expects that the delisting will become fully effective ten days after the Filing of the Form 25.

Once the delisting has become effective and the Company meets the criteria for deregistration, it intends to file a Form 15 with the SEC in order to deregister the Common Stock and suspend its reporting obligations under the Exchange Act. Deregistration is expected to become effective 90 days after the filing of the Form 15.

Record holders of Common Stock will receive detailed instructions from American Stock Transfer & Trust Company, LLC, the exchange agent, on how to exchange their shares of Common Stock for shares of Class B Common Stock.

In connection with the reclassification and the previously consummated exchange offer of Class B Common Stock for Common Stock, Howard Jonas is exchanging 1,698,000 shares of Class A Common Stock for an equal number of shares of Class B Common Stock so that his aggregate voting interest does not increase as a result of those steps.

Forward-Looking Statements
In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:

IDT Corporation (NYSE: IDT) is a consumer services company with operations primarily in the telecommunications and energy industries.

Contact:
IDT Corporation
Investor Relations
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net

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